Exhibit 99.3
Final Transcript
Conference Call Transcript
ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Nov. 14. 2008 / 8:30AM ET

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Manager, IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Brian Logan
Abercrombie & Fitch Co. — VP-Fin., Controller
Unidentified Company Representative
Abercrombie & Fitch Co.
CONFERENCE CALL PARTICIPANTS
Janet Kloppenburg
JJK Research — Analyst
Jeff Black
Barclays Capital — Analyst
Barbara Wyckoff
Buckingham Research — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Michelle Tan
Goldman Sachs — Analyst
Brian Tunick
JPMorgan — Analyst
Lorraine Maikis
Merrill Lynch — Analyst
Jennifer Black
Jennifer Black and Associates — Analyst
Adrienne Tennant
Friedman, Billings, Ramsey — Analyst
Linda Tsai
MKM Partners — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Christine Chen
Needham & Company — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Paul Lejuez
Credit Suisse — Analyst
Roxanne Meyer
UBS — Analyst
Randy Konik
Jefferies & Co. — Analyst
Eddie Plank
Wachovia — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
Dana Cohen
Banc of America Securities — Analyst
PRESENTATION

Operator
Ladies and gentlemen, please stand by. We are about to begin. Good day, everyone and welcome to the Abercrombie & Fitch third quarter earnings results conference call. Today’s conference is being recorded. All lines are currently in a listen-only mode. We will open the call to take your questions at the end of the presentation. (OPERATOR INSTRUCTIONS) At this time, I would like to introduce your host for today’s call Mr. Eric Cerny. Mr. Cerny, please go ahead, sir.

Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Good morning and welcome to our third quarter earnings call. Earlier this morning we released our third quarter sales and earnings, balance sheet, income statement. If you haven’t seen these materials they’re available on our website. This call is being recorded. And can be replayed by dialing 888-203-1112. You will need to reference the conference ID number 8532483. You may also access the replay through the Internet at Abercrombie.com.
With me today are Mike Jeffries, Chairman and Chief Executive Officer; Brian Logan, Vice President of Finance and Controller; and Kristen Blum, Chief Information Officer. Today’s earnings call will be limited to one hour. After our prepared comments all of us will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Before we begin, I’ll remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Now, to Mike.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning and thank you for joining us today. Even though the third quarter continued to be dominated by negative headlines from the financial markets and an economic environment that has proven to be one of the most challenging in recent history, we remain excited about the long-term potential for our brands and the investments that we are making in them today. Obviously, we have not been immune to the difficult macroeconomic conditions and consumer spending slowdown that are facing all retailers. However, we are viewing this environment through the Prism of how we can move opportunistically to enhance our brands and our position amongst the competition. Thus, we intend to continue to take a seasoned and disciplined approach to managing expenses and inventory levels while making timely, cost-effective investments, which will provide us with the best returns in the long-term. I repeat, seasoned and disciplined.
As part of that effort, I would like to comment on our international business. I recently returned from London where we opened our first European Hollister store in the Brent Cross shopping center in a suburb of London and couldn’t be more excited about the enthusiastic reception Hollister has received. Witnessing the excitement surrounding the brand leading up to opening day, walking through the store and observing customers respond to the quality product being offered in an exciting and newly refreshed store environment has in fact bolstered my enthusiasm with which we are approaching our international expansion. We continue to receive evidence that our brands enjoy an amazing international appeal today, and that evidence reinforces our commitment to being a global business with an ability to achieve balance between both international and domestic opportunities.
In listening to many of you, we hear your concerns about how we are dealing with the short-term challenges and the economic downturn. First, let me talk briefly about pricing. We remain committed to our full price strategy. We will not be promotional to drive top line sales. We will use markdowns only to clear through seasonal product in a brand positive way. It is clear to us that the short-term relief provided by the use of promotions is more than offset by the damage inflicted on the brand in the long-term. Promotions are a short-term solution with dreadful long-term effects.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
Second, fashion content of our inventories. It is clear to us that in hindsight our female tops assortment could have been better balanced. I use the term balanced, with more fashion-forward content and a larger number of novel styles. We’ve been working very hard to correct this. You will see more change in female fashion tops as we get into spring and summer.
We will continue to manage the business very conservatively while strategically protecting the brand for long-term success. While we cannot control the economic conditions facing consumers today, we can control our ability to provide trend-right, quality product and a store experience that stimulates the senses and continues to improve our aspirational brand positioning. It is during these difficult times that remaining committed to providing an exceptional shopping experience enables us to put distance between us and our competition and better position ourselves for the eventual economic upswing. We believe tough times only make us smarter and we will continue to manage our business with a smart strategic and risk averse approach.
We are operating the business today with the expectation that the difficult retail environment will persist well into next year. We know that business will be challenging. But that will not alter our long-term strategy. Some might suggest that now is the time to be promotional in an effort to drive sales or scale back aggressively on our growth initiatives to provide better short-term earnings results. We believe that is looking at today at the expense of tomorrow. However, it is extremely important for us to know that during this time, we will continue to seek operational efficiencies with our organization, be disciplined in our inventory management, and be mindful of our capital. This is imperative — this imperative to remain flexible is born of pragmatism, not ideology.
Finally, I’m beginning the call by commenting on our international expansion. We believe this avenue is a very attractive growth business for us. We opened the Hollister store in England with a refreshed look, using multi colored chandeliers and wallpaper throughout the store, in our ongoing effort to elevate the brand. We will open two additional mall-based Hollister stores in the White City and Bluewater malls in the fourth quarter of 2008, and monitor their progress as we look to bring the Hollister brand to malls around the world.
We continue to be ecstatic about the performance of our Abercrombie & Fitch flagships. These stores in both New York and London continue to post (inaudible) that are staggering and only make us more eager for the additional flagship locations to open at the end of fiscal 2009. We announced earlier this morning that we have received final approval to open an Abercrombie& Fitch flagship in Paris in 2011. Again, we believe this is the most immediate growth prospect for our brands, and we will continue to invest in the people, systems and real estate necessary to execute this strategy. The flagship concept is one example of how we intend to grow and not let short-term challenges force us to take our eyes off the long term.
There is no mistaking that we find ourselves in a difficult time. But we welcome the challenge. We believe we have compelling growth opportunities and that we are appropriately positioned to take advantage of each one. Our brands are stronger than ever. We will improve our ability to offer quality trend-right product. Our store experience is unparalleled and we have the balance sheet and liquidity to underwrite our future. Simply put, we couldn’t be more excited about the future of our brand. Now to Brian for an update on our third quarter.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Thanks, Mike and good morning. The third quarter selling environment proved to be more challenging than anticipated. The financial market crisis in late September led to a steep reduction in consumer spending and a drop in the Consumer Confidence Index to an all-time low. Though virtually every retailer was negatively affected by these events, higher end aspirational retailers appeared to be hit the hardest. Faced with an uncertain environment, we managed the business in the third quarter with a long-term and disciplined approach. We moderated expense but we did so without compromising the aspirational shopping experience and we maintained our full price strategy that is based on product quality, not promotions. Most importantly, we remained committed to our investment and growth plans which will position us for long-term success.
Our fiscal 2008 third quarter net sales for the 13 weeks ended November 1, 2008, decreased 8% to $896.3 million, from $973.9 million for the 13 weeks ended November 3, 2007. Third quarter direct to consumer net sales decreased 6% to $57.5 million. Total comparable store sales decreased 14%, average transactions per store per week decreased 20%, while average transaction value was up 5% to last year.
Flagship and US based tourist stores continued to provide a significant benefit to the Abercrombie & Fitch brand comparable store sales results during the third quarter. Excluding such stores, the Abercrombie & Fitch brand would have produced a comparable store sales trend similar to that of the Hollister and Abercrombie brands. Regionally, excluding flagships and tourist stores, comparable store sales were down in all US regions and Canada. From a merchandise classification standpoint for the total Company, male comparable store sales were flat to last year, while female comparable store sales were down by a low 20%.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
On the male side, knit tops, denim and fragrance were strongest while fleece and graphic tees were weakest. On the female side, tops were the primary driver of the comparable store sales decrease which included knit tops, fleece and graphic tees. The third quarter gross profit rate was 66.0%, down 20 basis points compared to last year. An increase in initial markup rate was more than offset by an increase in the markdown rate versus last year. The increase in the markdown rate was a result of lower than expected sales during the third quarter. We ended the third quarter with inventories up 13% per gross square foot at cost versus last year which was in line with the guidance we gave during the second quarter call.
Even with the lower than expected sales during the third quarter, we were able to reduce fall deliveries to achieve this result. As we noted during the second quarter many call, we had expected an increase in the inventory at the end of the third quarter as a result of earlier delivery of Christmas floor set inventory as well as higher basic inventory levels as compared to last year. Stores and distribution expense for the quarter, as a percentage of sales, increased 6.6 percentage points, to 43.1%, versus 36.5% last year. Although we reduced store payroll hours in response to declining sales, the increase in rate versus last year is primarily attributed to the limitation on leveraging fixed expenses due to the comparable store sales decline.
This year’s store and distribution expense also included approximately $5 million related to minimum wage and manager salary increases, and approximately $5.5 million related to flagship preopening rent expense. Our distribution center UPH decreased 7% from last year, due to a reduction in the number of units processed compared to last year. For the third quarter, marketing, general and administrative expense was $105 million, up 1% versus last year and lower than the 114 million to $116 million guidance range we provided on a second quarter call. The result reflects continued investment in home office resources necessary for international expansion, offset by a reduction in incentive compensation and other home office expenses.
As a percentage of sales, MG&A increased 1%, 1 percentage point to 11.7% from 10.7% last year. For the third quarter, operating income was $100.1 million, compared to $186.6 million last year. Operating income as a percentage of sales was 11.2%, versus 19.2% last year. The effective tax rate for the third quarter was 36.5%, compared to 38.5% for the third quarter 2007. This year’s rate reflected the favorable impact from the settlement of tax audits. Interest income was $0.6 million, compared to $4.6 million last year. The reduction is attributed to a lower average return on investments and the addition of interest expense from borrowings under our revolver. Net income for the third quarter was $63.9 million, versus $117.6 million last year. Third quarter net income per diluted share was $0.72, versus $1.29 last year. Third quarter capital expenditures were approximately $102 million.
In the quarter we opened one new Abercrombie & Fitch, two new Abercrombie Kids stores including our first Canadian Kids store, 18 new Hollister stores, two new RUEHL stores and five new Gilly Hicks stores. Our end of quarter total gross square footage was approximately 7.9 million. On the real estate front, we remain excited about our international expansion opportunities. The Fifth Avenue and London flagships continue to be highly productive, generating double-digit sales increases during the third quarter, both of which continue to prove to us that the A&F flagship concept has enormous opportunity overseas.
In addition we are extremely excited about the early results of our first Hollister UK based store that opened late October at Brent Cross shopping center outside of London. We believe this store, along with White City and Bluewater stores, which are scheduled to open in the fourth quarter of 2008, and the West Key store which is scheduled to open in early spring 2009 will provide additional evidence of the growth potential of the international mall-based Hollister concept. Our 2009 flagship opening schedule remains on track which includes Hollister Soho in late spring, Abercrombie Kids New York and Milan in late fall 2009, and A&F Copenhagen in mid fall 2009 and A&F Milan and Ginza in late fall 2009. We are also pleased to announce that we recently received final approval to open an A&F flagship in Paris on the Champs Elysees, in 2011. As you know, we continue to be in lease negotiations on a number of additional flagship sites in both Europe and Asia and we are in the process of identifying additional Hollister mall-based sites in Europe.
For fiscal 2008 we plan to increase total gross square footage by 9%. In addition to our three UK Hollister stores, in North America we now expect to open a total of 94 new non-flagship stores including two Abercrombie & Fitch stores, 63 new Hollister stores, 12 new Abercrombie Kids stores, six new RUEHL stores and 11 new Gilly Hicks stores. Since our second quarter call, the opening dates for five new stores has shifted from late 2008 to early 2009 due to changes in possession dates for construction. Therefore, our total estimated capital expenditure level for the year is now 390 million to $395 million with approximately $260 million of this amount for new store construction or remodels, $50 million in store refresh and the balance in home office infrastructure, information technology, and distribution center investments.
On the information technology front, we continue to make progress on our new retail merchandising system which has a two-phase implementation in 2009. We have said in the past, not only will this system improve efficiency and work quality, but is also essential for supporting the logistics of our international growth.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
Now for updated guidance related to the fourth quarter 2008. Our near term outlook reflects the view that the difficult selling environment will persist throughout the fourth quarter. As a result, we now expect net income per diluted share for the fourth quarter of fiscal 2008 to be in the range of $1 to $1.05, and net income per diluted share for the fiscal year 2008 to be in the range of $3.27 to $3.32. The fourth quarter earnings guidance assumes the following.
A negative 26 comp store sales level in the fourth quarter. In line with the early trend we are experiencing in November. A higher markdown rate in order to clear through seasonal merchandise by the end of the fourth quarter, based on the declining comp sales trend and our limited ability to further reduce fourth quarter Christmas deliveries. An expected fourth quarter savings from operational efficiencies in stores and home office and a reduction in store staffing levels in response to lower sales. Stores and distribution expense for the fourth quarter to include approximately $5 million in additional expense related to store minimum wage and manager salary increases and approximately $6 million in additional expense related to flagship preopening rent as compared to last year.
MG&A expense for the fourth quarter is expected to be in line with third quarter results, and a total fall season effective tax rate of 38%. We are now — we now expect to end the fourth quarter of 2008 with inventory up by a mid single digit on a per square foot basis versus the fourth quarter of 2007, when inventory levels dropped by 29% versus the fourth quarter of 2006. The increase in inventory level is primarily in basic categories, such as polos and denim, while seasonal fashion categories are expected to be down. We are mindful that we are in an unstable environment and we will continue to use a disciplined and seasoned approach in managing the business. Our priorities will be to protect and enhance the brand to ensure long-term success and although we remain fully committed to our growth and investment strategy, we intend, as we always have done, to balance our long term objectives and our existing economic reality. Now we are available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER

Operator
Thank you, sir. (OPERATOR INSTRUCTIONS) And for our first question we go to Janet Kloppenburg with JJK Research.

Janet Kloppenburg — JJK Research — Analyst
Good morning, everyone. Hi, Mike.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Janet.

Janet Kloppenburg — JJK Research — Analyst
Hi. Mike, I was just wondering if you could talk — you said that you would be mindful of your capital, so I was wondering if you could talk a little bit about ‘09’s expansion plans on the domestic front and if you’re thinking you should be more conservative there. And Brian, you keep talking about the expenses associated with minimum wage and the preopening expenses. I’m wondering if these are any different than the expenses you’ve been incurring all year with respect to minimum wage and the preopening expenses or if there’s been a step-up in those expenses? Thanks so much.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Janet, let me answer your question about domestic expansion. The answer is we have reduced our initial look at domestic expansion. It’s going to be very minimal. Our total — we have — we’re very mindful of preserving capital. We have looked at capital on a store by store basis wherever the store might be. We will have the ability to flex down — we’ve already flexed down, but we have the ability to flex down even more through March of next year, an opening schedule for next year. But the answer to the question is domestic openings, very, very few.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Janet, regarding the minimum wage and the preopening expense, that is correct, we have been incurring incremental preopening rent and wage expense as compared to the prior year and that has been going on for the entire year. What is a little bit different is there was a step-up in the third quarter with both preopening rent and minimum wage. Part of it wasn’t the minimum wage, it was the manager salary increase. So the first half of the year, the minimum wage impact was $2.5 million for each quarter. In the back half of the year, the quarterly impact for the minimum wage and manager’s salary is $5 million for each quarter. And then the preopening rent, as we add — begin construction with new flagships, that number has gone up a little bit during the year. It was — I think it was in the $4 million range in Q2, $5 million now, 5.5 in Q3 and we’re looking at $6 million in Q4 and these are incremental versus last year.

Operator
We go next to Jeff Black with Barclays Capital.

Jeff Black — Barclays Capital — Analyst
Yes, question for Mike Jeffries. There’s a lot of concern out there about your own contract ending this year. Can you just comment on your willingness to stay in your current position as CEO or alternatively, outline who we should be looking to on the bench there at A&F. Thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks for the question, Jeff. I don’t think I’m allowed to answer. David?

Unidentified Company Representative — Abercrombie & Fitch Co.
We’ll make an announcement at an appropriate time.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That’s all we can say. I’m sympathetic to the question but we’ll make an announcement when we can.

Operator
We did next to Barbara Wyckoff with Buckingham Research.

Barbara Wyckoff — Buckingham Research — Analyst
Hi, everyone. Hi, Mike.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Barbara.

Barbara Wyckoff — Buckingham Research — Analyst
Soho Hollister, you talked about spring season. Would that be second quarter, like for back-to-school?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
It’s July. It’s back-to-school.

Barbara Wyckoff — Buckingham Research — Analyst
Okay, great. And then Copenhagen you talked about mid-fall which I thought was fourth quarter originally. Now it looks like that’s moved up to third quarter. Can we read it that way?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
We’re looking at potential October opening date for Copenhagen.

Barbara Wyckoff — Buckingham Research — Analyst
Is there anything you can potentially do to move up the opening dates of other stores like Tokyo and Milan.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
No, I wish we could.

Barbara Wyckoff — Buckingham Research — Analyst
Keep asking.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
It would be very meaningful. We have moved the Ginza, the Tokyo store from January 20, back to December 15.

Barbara Wyckoff — Buckingham Research — Analyst
Oh, that’s a good.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
A great amount of effort. That could be meaningful for sales for us. We are looking at every single day.

Operator
For our next question we go to Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter — Piper Jaffray — Analyst
Question on the — again, back on the flagships. I’m thinking about the expense load that you’ve been carrying there. Not only for those preopening expenses, Brian, but also, Mike, the corporate build-out. To put in perspective sort of the pressured deleveraging you’ve been experiencing, you have the 5.5 moving to 6. Could you give us a sense for what that probably looks like going through 2009 until they start kicking in and contributing revenues so we can appreciate your leverage as we get later in the year? And then just other thing on inventory in Q4, given how much air freighting that you guys do to maintain flexibility, just curious as to why you weren’t able to affect more of those holiday deliveries at this point?

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Jeff, I’ll talk — I’ll take the first one with the preopening for ‘09. We will give more color and guidance during the fourth quarter call and our expectations for 2009. The flagship real estate plans are obviously — continue to be in flux as we look for deals and work out negotiations, so we’re really just not prepared at this time to be able to give any sort of color or guidance on what ‘09 looks like from a preopening rent perspective but certainly we’ll give you more color in the Q4 call.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer to the second part of your question on Christmas inventories, our November beginning of period, inventories were up primarily due to the fact that we delivered Christmas earlier this year than last, that and the combination of higher basics. And that would answer the question as to our inability to cut off more flow. We did not deliver Christmas last year in a very disciplined — highly disciplined seasoned way and we did correct that this year. But it did limit some of our flexibility.

Operator
For our next question we go to Michelle Tan with Goldman Sachs.

Michelle Tan — Goldman Sachs — Analyst
Great, thanks. I was wondering if you could talk about the viewpoint on SG&A a little more. I know there is a resistance to cutting expenses dramatically as you did in the earlier 2000s for the concern over hurting sales and the customer experience. But is there a point where you think your view on that could change? Is there — if margins hit a certain level, if sales continue to deteriorate, what kind of things are you thinking about as you evaluate that strategy?

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Hey, Michelle. What we’re looking at is — as we mentioned in the prepared comments, we are looking at some of our store and distribution expense in the fourth quarter. We’re looking for, to find efficiencies in the business. We still are committed to the store experience. But we believe that there are some efficiencies out there and we’re looking at trying to identify those and implementing new processes that will improve our store and distribution expenses in the fourth quarter and beyond. But I think it’s important to know that we also are still committed to that experience.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me interject here too, Michelle. I am very involved in this exercise, extremely. I am not convinced that we have been absolutely efficient in our ability to provide excellent in-store experience. In fact, I’m absolutely convinced of that. We have brought in a highly talented person in the Company by the name of [Larry Hanick], as Senior Vice President of Store Operations. You may all Google him. He is a very impressive guy and we are convinced he’s going to help give us better efficiency and better in-store experience. But we are looking at every single line very, very carefully.

Operator
For our next question we go to Brian Tunick with JPMorgan.

Brian Tunick — JPMorgan — Analyst
Thanks. Good morning, guys. I guess my question is on the Gilly Hicks and the RUEHL concepts, maybe you can just update us on what kind of drag to earnings now you expect them to be for the full year and maybe Mike talk about how you weigh your time between Gilly Hicks and RUEHL versus the opportunity you see for both of those to be your growth concepts? Thanks very much.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Brian, I’ll take the first part of that question. As far as the impact on earnings, if you recall, at the beginning of the year we had guided that we thought that the combined drag on RUEHL and Gilly for the year would be slightly more than it was in 2007. Obviously, with some of the events that have gone on with the economy, we now expect that drag to be a little bit more than that, but at this time we’re not prepared to give a level of what that is.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me comment on — it’s a very interesting question, in terms of time on RUEHL and Gilly. First, I have to say, there really are signs of the future of RUEHL and I think you can see those signs if you look in the RUEHL stores right now. Take a look at the handbag assortments, that’s an indication of where we’re taking that brand. And that’s an important statement.
In terms of time spent, RUEHL offers us not only business potential, but the opportunity to stretch ourselves in fashion and quality for the other brands. It is not time spent just on RUEHL as a silo. We can say the same thing about Gilly Hicks and clearly the opportunity in Gilly Hicks is huge in the future. There are no additional stores planned after next year’s opening. And that is a limited number of stores. We will have a base that we think can prove itself before we expand. But Gilly is made up of categories, two of which exist in the other businesses. So that’s not incremental time for me. The incremental categories are bras and panties and very candidly I don’t spend a lot of time on those categories.

Operator
(OPERATOR INSTRUCTIONS) We go next to Lorraine Maikis with Merrill Lynch.

Lorraine Maikis — Merrill Lynch — Analyst
Thank you, good morning. I just wanted to get a better feel tore the inventory strategy going forward, it sounds like a lot of last year’s declines were reducing basics and now it seems like you’re building these up again so could you comment on that? And also, how are you thinking about spring in the early planning? Are you planning spring down at this point?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Want me to answer the question? Basics were down last year. They are too high. We have allowed the basics categories to get higher than we would like. Basics as you know are not risk inventories and the only category that is appreciably higher than I would like is polos. And I take responsibility. I allowed those categories to get too high. Having said that, they’re not risk categories. We are planning spring down. We are planning spring seasonal inventories down. We will go into spring with seasonal inventories down. But more important, we’re planning the fall component to be down in double-digit numbers.

Operator
We go next to Jennifer Black with Jennifer Black and Associates.

Jeff Black — Barclays Capital — Analyst
Good morning.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Jennifer.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Lorraine Maikis — Merrill Lynch — Analyst
How are you, Mike?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I’m good, thanks.

Jeff Black — Barclays Capital — Analyst
I think I asked this question on the last call. I wondered if—?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Then it will be easy.

Jeff Black — Barclays Capital — Analyst
If you could talk about the amount of leverage with your landlords, has it increased significantly since the last quarter and — on both new and existing stores? And then I wondered if you found the real estate pricing, internationally, if there were changes there as well versus United States? Thanks.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Do you want me to answer?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Go ahead.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
I think the answer to that, Jennifer, is to all those is yes. I think that clearly we’re in a rapidly changing environment. And I think that everybody has been impacted, especially the landlords. And I think that gives us a new opportunity to negotiate with our landlords, with both new and existing deals. And as far as international is concerned, I think that this economic downturn is not isolated in the US. It’s a global downturn. I think that there’s opportunity on the international side as well. So we’re actively pursuing the real estate front but we don’t have a sense as to what kind of impact that can be, but it is something that we’re aggressively pursuing.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I would like to add two things, Jennifer. One, I am looking at every single deal, personally. And making sure that we are exerting our muscle in this time. Two, there are many very excited European mall landlords about Hollister at this moment. And has been built by Brent Cross, but we expect that to continue to give us ability to negotiate.

Operator
We go next to Adrienne Tennant with Friedman, Billings Ramsey.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
Good morning. This is a little bit more of a philosophical question for Mike. At what point will you think about kind of promoting in the stores, versus losing some market share? How do you think about the balance of that? And is there any point — what would you need to see to maybe decide to go a little bit more promotional because there are higher end retailers that are doing some of that and is Abercrombie holding itself to a higher standard, given the environment?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Well, I think the answer is we always hold ourselves to a higher standard. I think being a little promotional becomes being a lot promotional very quickly. We think it is highly destructive to the brand. The issue is not the price. The issue for us is fashion. How can we get better and better and better. That’s what drives our business and that’s our preoccupation.

Operator
We go next to Linda Tsai with MKM Partners.

Linda Tsai — MKM Partners — Analyst
Yes.

Operator
Your line is open. Hearing no response, we go next to Liz Dunn with Thomas Weisel Partners.

Liz Dunn — Thomas Weisel Partners — Analyst
Hi, good morning.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Hi, Liz.

Liz Dunn — Thomas Weisel Partners — Analyst
I guess my question relates to next year and just generally the budgeting process and obviously you’re not in a position to provide 2009 guidance, but if we just run the numbers of what a down double-digit comp for next year and a decision to continue to increase SG&A by kind of that 9 to 10% level would look like? It seems like we would be in earnings territory of $1.50. And that’s really concerning and I just am wondering if you have the tolerance for that sort of earnings level or is there something we’re not understanding about your ability to cut expense in this environment. Also, without a CFO, are you — I mean, how often are you having these budgeting meetings and can you talk about the transition when the new CFO joins? Thanks.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Liz, I can take the first part of that and as far as the budgeting process. We are in the midst of that process. We’ve been in that process now for a period of time. I’m not going to get into any sort of discussion on what ‘09 looks like at this point because we’re still going through that process. But what I can tell you is that we are looking at each line item very closely. We’re looking to identify efficiencies in the organization and as Mike mentioned, we believe that there are a lot of opportunities to find efficiencies in the organization. So we’re working very hard with each of — each and every part of the organization to try and identify these efficiencies. And we will give you more color on what ‘09 looks like when we go and

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
have our fourth quarter call. But I think the one thing that’s important to mention and Mike said it earlier is that we have a solid balance sheet and we have been historically a very profitable Company. So we — I think that we have a lot of opportunity to make some progress here.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I want to add this, and that is — to the question how often are the budget meetings. Well, Liz, they’re daily and I am involved, Brian, Trey and I are connected at the hip at this point and I have to say, these guys are doing an extraordinary job. We welcome Jonathan who will join us early in December, who Brian might describe to you and why we chose Jonathan. We think he’s going to bring a lot to this Company.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Yes, I think that — I met Jonathan and I think he brings an excellent background to the Company. But most importantly, I think he’s going to be a great fit for this Company. I think he brings leadership. He’s intelligent. He’s humble. But most importantly, he’s going to be committed to this Company and he’s going to roll up his sleeves and get involved and be a partner in the organization with us and I expect an immediate impact with Jonathan.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
And I have to say one more thing. There has never been as much deep diving into the expense line items, the processes in this Company, and the control that exists today.

Operator
And next we go to Linda Tsai with MKM Partners.

Linda Tsai — MKM Partners — Analyst
Yes, hello.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Hi, Linda.

Linda Tsai — MKM Partners — Analyst
Sorry about that earlier. I just have a question. Regarding the percentage of fashion to basics right now versus what it will look like in spring, what does it look like right now and for what you’re projecting in spring, is that consistent with what you had historically?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer to that question is no. It’s more fashion than we’ve had historically. I think we’re in a time that fashion is moving faster. It is our responsibility to produce fashion in our handwriting. We need during this time to have broader assortments. We are not riding a time of a mega trend that we can beat to death. For example, baby tops. We need to be involved in more trends, which we are doing, and broader assortments than traditionally have been the case with us. Having said that, it is all about balance. This business is about balance and we see a balance between more core color driven items and novel fashion for spring and summer than we’ve had traditionally but we are not going to go overboard in that regard.

Operator

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
We go next to Christine Chen with Needham & Company.

Christine Chen — Needham & Company — Analyst
Thank you. Wanted to ask your direct business over the last few months has been down year-over-year and I’m just wondering what that might be attributed to? Is it because you don’t offer free shipping and would you consider doing that if a certain spending threshold is met? Thank you.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Hey, Christine. This is Brian. I think clearly the DTC business is being impacted just as our brick and mortar business is. The economy is affecting that business. It’s certainly plausible that the shipping and handling could have some impact in the consumer’s decision to buy online versus maybe going to the store. But we view that type of activity as being promotional and inconsistent with what we’re trying to achieve with the brand. We have gone into that type of promotional activity in our past and we don’t think it’s healthy for our brand, nor do we think that it drives enough incremental business to warrant it.

Operator
We go next to Dana Telsey with the Telsey Advisory Group.

Dana Telsey — Telsey Advisory Group — Analyst
Good morning, everyone.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Dana.

Dana Telsey — Telsey Advisory Group — Analyst
Hi. Mike, can you talk a little bit how you think about the breadth of pricing, entry level price points versus high end and the mix, how do you see it adjusting going forward. And is there opportunity on the IMU in any of the price points? Thank you.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. How we view pricing. The answer to that question is that we constantly review it. We had — have had some price, some AUR increases that were specific to categories, denim, polos, and fragrance, which we viewed as a positioning device for the brands. We think those have worked. We are looking constantly, though, to make sure specifically in the Hollister and Kids brands that we have an appropriate level of retails and we are evaluating that very critically. We are constantly adjusting. We are saying in terms of AUR now as a business we’ll be up in the mid single digits for fourth quarter, probably a little bit up for first and maybe flat to a little down for second. But it is — it’s something that we look at constantly. We think we have IMU opportunity against those goals, across the business. There are opportunities because business isn’t very good out there and we buy a lot of merchandise and I think we do it well. That’s our strategy at this moment.

Operator
We go next to Paul Lejuez with Credit Suisse.

Paul Lejuez - Credit Suisse — Analyst

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
Looking at your MG&A, just wondering in the quarter since you did come below what you guided, what did you cut? Was there anything that shifted into the fourth quarter at all? And can you be more specific about what your expense opportunities are as you look out to 2009?

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Sure, Paul. This is Brian. As far as the MG&A, we had savings pretty much across the board. Many of them were in the ones that we normally talk about, which is travel. We had some saves in some of our outside services. We were able to scale back on some of that. But it was pretty much across the board. A big piece of it also was a reduction in incentive compensation. But we were able to find expense saves across the board in the home office. As far as ‘09, again, I think we’ll give more color at the fourth quarter but what I can tell you is what I’ve said before is that we are looking at every line item in the home office categories and we’re looking to find efficiencies and, again, we — we’re going through that process now, but we’ll have a better sense in the fourth quarter of where we’ll end up with that.

Operator
We go next to Roxanne Meyer with UBS. Ms. Meyer, your line is open.

Roxanne Meyer — UBS — Analyst
Sorry, can you hear me?

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Yes.

Roxanne Meyer — UBS — Analyst
Oh, great. Thank you. I was wondering, knowing that your strategy is to become a global international business, are you able to share your vision, know, three, five years out as to how your Company is going to look in terms of the contribution from the international business and how you expect that to have an impact on margins and sales over time?

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
I think, Roxanne, what we can say is that we believe that the international expansion provides us with enormous opportunity and we’re very excited about the expansion. I’m not going to get into details in terms of how much benefit we think it can provide. I think that our goals as a Company are to eventually to get back to our normal margin levels. And I think that over that three to five year time horizon, that we can certainly do that. I think that we believe that international our goal is to — for that business to be — to provide at least the same level of operating margin that we’re getting out of the US domestic business. But we only have a couple stores that are open right now. So it’s too early to tell exactly how this is going to translate into the future. And we’ll know more as we begin to open up more stores but I think what I can tell us is that we’re very excited about the opportunity and we believe that we can get back to historical margin levels in the future.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
May I just comment on that? Those of you who know me know my infatuation with 20% operating margins. We’re going back there. That is the plan.

Operator
For our next question we go to Randy Konik with Jefferies.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Randy Konik — Jefferies & Co. — Analyst
Hey, Mike, how are you? Quick question. There’s been some concern obviously about the management turnover recently so can you just give us an update on — I see that you hired Jonathan. Can you give us a little background for some of us who don’t know his background very well. What skill set do you think he brings to the table. And then just give us an update on what positions, or high level positions are open at the Company that need to be filled at this point in time? Thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I could have paid you to ask that question.

Randy Konik — Jefferies & Co. — Analyst
Send the check.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer is, this Company has the most seasoned group of executives of any I know. Now, we have had turnover on the finance side of the business and that’s the side that you guys are exposed to. But in every other part of this business, we have time and grade proven, disciplined, seasoned operators. And I could go through the list but I won’t. Now, in finance, we have huge opportunity to improve that area and I think we have wonderful people in place, sitting in this room, Brian, Trey. But Brian can describe to you what we saw in Jonathan and what we think he’s going to bring to this Company because he’s very much a part of the decision process.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Right. Randy, one of the characteristics and qualities that we saw in Jonathan is, number one, the top two things we were looking for in the candidate was someone that’s going to provide leadership, not only to the finance organization, but also for the rest of the organization and can work well with the rest of the group. The other thing that we were looking for is someone that was a good fit for the organization, someone that understood the creative environment, someone that was willing to roll up their sleeves and dig into things, someone that would be committed to this organization and Jonathan is all of that. And more. And I think that the other thing that we see in Jonathan is some of the international — the organization he’s coming from, Omnicom Corp. is an international marketing firm and he’s going to bring some of that expertise to us as well.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me just comment, we are also — we filled the tax position with Albert Gallagher, who is coming to us, he had been at Wendy’s. Real professional, guys. So we’ve made great progress in that regard. But the two key openings that we had in the Company were CFO which we have filled and the Senior Vice President of Stores Operations which we filled. We have, from my point of view, a dream team.

Operator
We go next to John Morris with Wachovia.

Eddie Plank — Wachovia — Analyst
Good morning, guys, this is Eddie Plank for John. Just wondering, given all you’ve talked about with driving better efficiencies, are you guys reconsidering the pace of your store remodels at all or refurbishment?

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call
Eddie, I think one of the things that is important to us is the store experience. The store experience is critical, is a critical element to our success and our brand positioning and we believe that that’s one of the elements that has really given us this global brand recognition. So the refresh program is a very important part of that store experience because we need to make sure that we don’t let our stores fall apart, that they look fantastic, that they look as good today as they did when they opened, and so we — we will look at elements of that program, to make sure that we are being efficient in the way that we’re doing, executing that program. But the program itself is going to remain intact.

Operator
For our next question we go to Robin Murchison with SunTrust.

Robin Murchison — SunTrust Robinson Humphrey — Analyst
Good morning and thanks for taking my question. Just want to circle back for one second. The DTC business down 6%, not to split hairs, but is there any separation in trend international versus domestic? Thank you very much.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Hey, Robin. Yes, there really isn’t too much of a trend difference. The international business is still comping positively. Comping may not be the right word but that business is increasing on the direct to consumer side and the domestic business is down versus last year, but both businesses, domestic and international, are down from where they had been previously trending at the beginning of the year. So we’re clearly seeing the global economic downturn affecting all parts of the business very equally. But the international still is positive in terms of increasing its sales. The domestic business is negative.

Operator
We go next to Dana Cohen with Banc of America Securities.

Dana Cohen — Banc of America Securities — Analyst
Oh, hey, guys, thank you for taking the question. Just, Mike, going back on some earlier comments, you said that you’re being extremely careful on square footage growth domestically. With growth having been about 9% this year, should we just be thinking something dramatically less than that into next year? And also with respect to the flagship expenses, which stores are you paying for it now and which should we be thinking will be incremental into next year? Thanks.

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
Yes, as far as the square footage, we are — again, we’re looking at all of the budgeting process right now, which includes our capital expenditure and our real estate plans. We will be expanding next year. As we’ve said, the international piece provides enormous opportunity and we’re still looking to expand internationally next year.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me interject — I’m sorry, Brian. Because clearly the growth is going to come internationally. It’s not going to come domestically near-term. We won’t give you a percentage increase because we’re still working on it. But there are flagships coming online that are meaningful to our top line. We are in the process of evaluating Hollister International malls. We are in a test mode there. And are figuring out at this point how many stores, based upon the success that we have gotten in Brent Cross, what we’ll see in Whitewater, what we’ll see in White City, rather, and Bluewater, but we’re in a mode of testing and reacting. Those figures are a little in flux because we want good, solid results, before we sign a lot of leases there. But the two avenues for growth for this Company near-term are international. And they have to be proven. One, flagship, we think it’s proven. But we are proceeding prudently. Two, Hollister mall stores, which we are in the process of proving, but we’re not getting ahead of ourselves. We will not give you and cannot at this moment a percentage square footage growth for next year.

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Final Transcript
Nov. 14. 2008 / 8:30AM ET, ANF — Q3 2008 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan — Abercrombie & Fitch Co. — VP-Fin., Controller
And then domestically, Dana, we are — we still believe that there are still many high quality malls out there that the Hollister brand is not in yet and so we will carefully evaluate each deal on a store by store basis and make our decision based on that.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Having said that, it’s not a significant number for next year.

Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Thank you, Dana. I believe that uses — we’re coming to the end of our hour there so thank you for your question.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you, everyone.

Operator
And ladies and gentlemen, this does conclude the Abercrombie & Fitch third quarter earnings results conference call. We do appreciate your participation and you may disconnect at this time.

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